UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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PACER INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2003

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Pacer International, Inc., which will be held on Tuesday, May 6, 2003, beginning at 1:00 p.m., Eastern Time. The meeting will be held at the Hilton New York, 1335 Avenue of the Americas, New York, New York 10019. The purpose of the meeting is to consider and vote upon the proposals explained in the notice and the proxy statement.

A formal notice describing the business to come before the meeting, a proxy statement, and a proxy card are enclosed. We have also enclosed our 2002 Annual Report on Form 10-K for your review, which contains detailed information concerning our financial performance and activities during 2002.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting in person, please vote your shares by completing, signing, and dating the enclosed proxy card, and returning it in the enclosed postage paid envelope. If you later decide to attend the annual meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the annual meeting, you may do so and your proxy will have no further effect.

Sincerely,

Donald C. Orris

President, Chief Executive Officer and

    Chairman of the Board of Directors

2300 Clayton Road, Suite 1200

Concord, California 94520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The first annual meeting of shareholders of Pacer International, Inc. will be held at 1:00 p.m., Eastern Time, on Tuesday, May 6, 2003 at the Hilton New York, 1335 Avenue of the Americas, New York, New York 10019 for the following purposes:

(1)	To elect three directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the 2003 fiscal year; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 6, 2003, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Only shareholders or their proxy holders are invited to attend the meeting.

By Order of the Board of Directors

Joseph P. Atturio

Vice President, Controller and Secretary

March 24, 2003

IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to sign, date, mark and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly signing, dating, marking and returning the proxy will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

PROXY STATEMENT FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

You have received this proxy statement and the accompanying notice and proxy card as an owner of the common stock, $.01 par value, of Pacer International, Inc., in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at Pacer’s first annual meeting of shareholders.

Unless the context requires otherwise, references in this statement to “Pacer”, the “Company”, “we”, “us”, or “our” refer to Pacer International, Inc. and its consolidated subsidiaries.

Your vote is very important. For this reason, the Board is requesting that you allow your common stock to be represented at the 2003 annual meeting of shareholders by the proxies named on the enclosed proxy card. We are first mailing this proxy statement and the proxy card on or about March 24, 2003.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Time and Place	May 6, 2003 1:00 p.m. Eastern Time Hilton New York 1335 Avenue of the Americas New York, New York 10019

Items to be Voted Upon

You will be voting on the following matters:

The election of three directors;

The ratification of the appointment of the independent accountants; and

Such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting.

Who May Vote

You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, March 6, 2003. Each shareholder is entitled to one vote for each share of common stock held on that date, at which time we had 36,863,648 shares of common stock outstanding and entitled to vote. Common stock is our only issued and outstanding class of stock.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the annual meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on March 6, 2003, the record date for voting. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

Proxy Card

If you sign, date and return your signed proxy card before the annual meeting, we will vote your shares as you direct. You have three choices on each matter to be voted upon. For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For each other item of business, you may vote “FOR” or “AGAINST” the matter or you may “ABSTAIN” from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote your shares:

“FOR” the election of all nominees for director identified on pages 4 and 5;

“FOR” the ratification of appointment of PricewaterhouseCoopers LLP as our independent accountants; and

In our discretion as to other business that properly comes before the meeting or at any adjournment or postponement of the meeting.

Changing Your Vote	You can revoke your proxy at any time before it is voted at the annual meeting by:

Submitting a new proxy with a later date by signing and returning a proxy card to the Company;

Attending the annual meeting and voting in person; or

Sending written notice of revocation to our Secretary, Joseph P. Atturio.

Quorum	A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by holders of shares of Pacer’s common stock.

Votes Required

Nominees for election as a director are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The ratification of the appointment of the independent accountants will be approved if the votes cast at a meeting at which a quorum is present favoring the ratification exceed the votes cast opposing it. All other matters will be approved if the votes cast at a meeting at which a quorum is present favoring the matter exceed the votes cast opposing the matter, unless a greater number of affirmative votes is required for approval of that matter under our charter or bylaws or the Tennessee Business Corporation Act.

All votes will be tabulated by an inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions. Under Tennessee corporate law, abstentions and shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners entitled to vote and the broker or nominee does not have discretionary authority to vote on a particular matter) are treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. Since abstentions and broker non-votes are not considered votes opposing the election of a director or other actions, abstentions and broker non-votes will have no effect on the election of directors or the ratification of the appointment of independent accountants.

Solicitation

Pacer will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We will reimburse banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to beneficial owners of our common stock. Directors, officers or other regular employees of the Company, without additional compensation, may solicit proxies by telephone, facsimile, email or in person.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our charter and bylaws provide that our Board shall be divided into three classes that serve staggered three-year terms. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected to fill a vacancy shall hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified.

Our Board is presently composed of nine members. There are three directors in the class whose term of office expires in 2003: Donald C. Orris, Robert S. Rennard and John P. Tague. If elected at the annual meeting, each of the nominees would serve until the 2006 annual meeting and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by management. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the annual meeting. There are no family relationships among any of our directors or executive officers.

Nominees for Election for a Three-Year Term Expiring at the 2006 Annual Meeting

Donald C. Orris

Donald C. Orris, age 61, has served as our Chairman, President and Chief Executive Officer since May 1999. Mr. Orris serves as Chief Executive Officer under the terms of a shareholder agreement. From its inception in March 1997 until May 1999, Mr. Orris served as Chairman, President and Chief Executive Officer of Pacer Logistics, Inc. (“Pacer Logistics”). From March 1997 until May 1998, Mr. Orris served as President and Chief Executive Officer of a consulting subsidiary of Pacer Logistics which has since been liquidated. He also has served as Chairman of Pacer Logistics’ other subsidiaries since their formation or acquisition by Pacer Logistics. Mr. Orris has been the President of Pacer International Consulting LLC, a wholly owned subsidiary of Pacer Logistics, since September 1996. From January 1995 to September 1996, Mr. Orris served as President and Chief Operating Officer, and from 1990 until January 1995, he served as an Executive Vice President of Southern Pacific Transportation Company. Mr. Orris was the President and Chief Operating Officer of American President Domestic Company and American President Intermodal Company from 1982 until 1990. Mr. Orris is also a director of Quality Distribution, Inc.

Robert S. Rennard

Robert S. Rennard, age 65, became a director of our Company in September 2002. Currently an independent consultant to enterprises engaged in worldwide logistics or automotive-related activities, Mr. Rennard served from 1996 to 1999 as a senior vice president with The Compass Group, a provider of consulting and executive search services located in Birmingham, Michigan. He retired from Ford Motor Company in 1996 as director for Worldwide Logistics and Distribution. From 1962 to 1996, Mr. Rennard held a number of key positions for the automotive company. These include chief operating officer for Autolatina, a joint venture between Ford and Volkswagen covering all automotive and credit company activities in Brazil and Argentina as well as automotive exports from those countries. He is a director and/or advisory board member of the privately-held automotive logistics companies, TDS Logistics, Inc., of Canada, and TDS-JIT Logistics, Inc., of Brazil.

John P. Tague

A director since September 2002, John P. Tague, age 40, served as chief executive officer and president from 1997 to 2002 of ATA Holdings, Inc., the parent company of American Trans Air, Inc., the tenth largest airline in the United States. From 1991 to 1995, Tague served as an executive vice president and then as president of ATA. He has also been associated in senior executive capacities with management consultant The Pointe Group from 1995 to 1997, and with Midway Airlines from 1985 to 1991. Mr. Tague is currently an independent consultant.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Directors Continuing in Office until the 2004 Annual Meeting

Michael S. Gross

Michael S. Gross, age 41, has served as a director of our Company since April 1, 2000. Mr. Gross is a founding senior partner of Apollo Management, L.P. (“Apollo Management”). Prior to that time, Mr. Gross was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Gross is also a Director of Allied Waste Industries, Inc., Breuners Home Furnishings Corporation, Rare Medium Group, Inc., Saks, Inc., Sylvan Learning Systems, Inc. and United Rentals, Inc.

Bruce H. Spector

Serving as a director of our Company since May 1999, Bruce H. Spector, age 60, has been a consultant to Apollo Advisors since 1992 and has been a principal in Apollo Advisors since 1995. Before October 1992, Mr. Spector, a reorganization attorney, was a member of the Los Angeles law firm of Stutman Triester and Glatt. Mr. Spector is also a director of Breuners Home Furnishings Corporation and Park Media LLC.

Thomas L. Finkbiner

Thomas L. Finkbiner, age 50, has served as a director of our Company since April 1, 2000. Mr. Finkbiner has been employed as the President and Chief Executive Officer of Quality Distribution, Inc., a North American bulk truck carrier and an affiliate of Apollo Management, since November 1999. Prior to joining Quality Distribution, Mr. Finkbiner served as Vice President of Intermodal for Norfolk Southern Corporation from 1987 to 1999. From 1981 to 1987, he was Vice President of Marketing & Administration for North American Van Lines. He currently serves as chairman of the Intermodal Transportation Institute, a non-profit entity promoting sustainable intermodal transportation systems headquartered at the University of Denver.

Directors Continuing in Office until the 2005 Annual Meeting

Joshua J. Harris

Joshua J. Harris, age 37, has served as a director of our Company since May 1999. Mr. Harris is a founding senior partner in Apollo Management and has served as an officer of certain affiliates of Apollo Management since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Compass Minerals Group, Inc., Clark Retail Enterprises, Inc., Breuners Home Furnishings Corporation, Quality Distribution, Inc., and Resolution Performance Products Inc.

Marc E. Becker

Marc E. Becker, age 30, has served as a director of our Company since May 1999. Mr. Becker has been employed with Apollo Management since 1996 and has served as an officer of certain affiliates of Apollo Management since 1999. Prior to that time, Mr. Becker was employed by Smith Barney Inc. in the Financial Entrepreneurs group within its Investment Banking division. Mr. Becker also serves as a Director of NFP, Inc., Quality Distribution, Inc. and WMC Mortgage Corp.

John J. Hannan

John J. Hannan, age 49, became a director of our Company in May 2002. Mr. Hannan co-founded Apollo I-V and Lion Advisors. From 1986 to 1990, Mr. Hannan was Managing Director of Drexel Burnham Lambert Incorporated, serving as second in charge of the Mergers & Acquisition Group and as head of International Corporate Finance. Mr. Hannan serves on the board of Mt. Sinai Children’s Center Foundation, the Center for Arts Education, Nightingale Bamford School, and as a member of The Corporate Council of the Children’s Museum of Manhattan.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended December 27, 2002, our Board held one meeting and acted by unanimous written consent four times. The Board has an Executive Committee, an Audit Committee and a Compensation Committee.

The Executive Committee may exercise all the powers of the Board in the management of our business and affairs except for those powers expressly reserved to the Board under Tennessee law. The members of the executive committee are Messrs. Orris, Harris and Spector. The Executive Committee met four times during the fiscal year.

The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The members of the Audit Committee are Messrs. Becker, Rennard and Tague. Messrs. Rennard and Tague are independent members of the Audit Committee (as independence is defined in Rule 4200(a)(15) of the NASD Marketplace Rules). As an employee of Apollo Management, which through its affiliates owns 33% of the Company, Mr. Becker is not independent within the meaning of the Nasdaq rules. The Nasdaq rules permit the appointment, under exceptional and limited circumstances, of one non-independent director to serve on the Audit Committee. Our Board has determined that it is in best interests of Pacer and its shareholders to have Mr. Becker serve on the Audit Committee, due to his expertise in business and financial matters and his thorough knowledge of the Company and its operations. The Board has reviewed the business relationship that disqualifies him as “independent” under the Nasdaq rules and concluded that this relationship would not interfere with the exercise of his independent judgment in carrying out his responsibilities as a member of the Audit Committee. The Audit Committee met one time during the fiscal year. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A.

The Compensation Committee reviews and makes recommendations regarding our compensation policies and forms of compensation provided to our directors and officers; considers management’s recommendations for the annual bonus plans and approves bonus payments for our officers and other employees; and administers our option plans and approves the recipients and terms of stock option grants under these plans. The current members of the Compensation Committee are Messrs. Harris, Spector and Tague. The Compensation Committee met once during the fiscal year.

At present, we do not have a nominating committee. All of the directors, except Messrs. Hannan and Spector, attended 75% or more of the combined total meetings of the Board and the committees on which they served during 2002.

DIRECTOR COMPENSATION

The members of our Board who are employees do not receive compensation for their service on our Board or any committee of our Board but are reimbursed for their out-of-pocket expenses. Our non-employee directors receive a monthly $1,500 retainer plus a $1,000 fee for each Board meeting that they attend. In addition, each non-employee director has received options to purchase 12,000 shares of our common stock under our stock option plan.

PROPOSAL 2:

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The firm of PricewaterhouseCoopers LLP, independent accountants, served as our independent accountants for the fiscal year ending December 27, 2002. On the recommendation of the Audit Committee, the Board has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent accountants for the fiscal year ending December 26, 2003. We are submitting our appointment of independent accountants for shareholder ratification at this annual meeting.

Our charter and bylaws do not require that our shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants. We are doing so because we believe it is a matter of good corporate practice. If our shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP but may still retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change in accountants would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP, who will be present at the annual meeting of shareholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OUR BOARD RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE INDEPENDENT ACCOUNTANTS.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee reviews the Company’s financial reporting process on behalf of our Board. Management is responsible for our internal controls, the financial reporting process and the preparation of our consolidated financial statements. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on the financial statements.

In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the Company’s independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

In addition, the Committee has discussed with the independent accountants, the accountants’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees).

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2002, for filing with the Securities and Exchange Commission (the “SEC”).

THE AUDIT COMMITTEE

Marc E. Becker

Robert S. Rennard

John P. Tague

* The report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

FEES PAID TO INDEPENDENT ACCOUNTANTS IN 2002

Audit Fees.    During the fiscal year ended December 27, 2002, the aggregate fees billed by PricewaterhouseCoopers LLP and their respective affiliates for the audit of the Company’s financial statements for such year and for the reviews of the Company’s interim financial statements were approximately $0.5 million.

All Other Fees.    The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered to the Company, other than the services described under “Audit Fees” above, for the fiscal year ended December 27, 2002, were approximately $1.2 million. These fees were predominantly for other audit and tax services for specific transactions including the Company’s initial public offering of common stock in June 2002. No information technology services relating to financial information systems design and implementation were rendered by PricewaterhouseCoopers LLP during the year.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of the common stock as of February 28, 2003, for:

•	Each person or entity known by us to beneficially own more that 5% of our common stock;
•	Each executive officer named in the summary compensation table;
•	Each of our directors; and
•	All executive officers and directors as a group.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are exercisable within 60 days of February 28, 2003, but excludes shares of common stock underlying options held by any other person.

Except in cases where community property laws apply or as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Percentage of beneficial ownership is based on 36,863,648 shares of common stock outstanding as of February 28, 2003.

	Common Stock Outstanding	Common Stock Underlying Options Exercisable Within 60 Days	Total	Percent
Apollo Management IV, L.P. (1)	12,142,075	—	12,142,075	33.0
Apollo Investment Fund IV, L.P.	9,741,580	—	9,741,580	26.4
Coyote Acquisition LLC	1,782,400	—	1,782,400	4.8
Coyote Acquisition II LLC	618,095	—	618,095	1.7
APL Limited (2)	1,500,000	—	1,500,000	4.1
DB Capital Investors, L.P. (3)	258,617	—	258,617	0.7
Pacer International Equity Investors, LLC (4)	129,308	—	129,308	0.4
Donald C. Orris	779,348	93,334	872,682	2.4
Marc E. Becker (5)	12,142,075	9,000	12,151,075	33.0
Jeffrey R. Brashares	160,000	—	160,000	0.4
Denis M. Bruncak	145,000	—	145,000	0.4
Thomas L. Finkbiner	—	6,000	6,000	*
Michael S. Gross (5)	12,142,075	6,000	12,148,075	33.0
John J. Hannan (5)	12,142,075	—	12,142,075	33.0
Joshua J. Harris (5)	12,530,000	9,000	12,539,000	34.0
Carl K. Kooyoomjian	5,000	120,000	120,000	0.3
Robert S. Rennard	—	—	—	*
C. Thomas Shurstad	—	16,000	16,000	*
Bruce M. Spector (5)	12,142,075	9,000	12,151,075	33.0
John P. Tague	2,650	—	—	*
All directors and executive officers as a group (18 persons) (6)	14,304,578	451,668	14,756,246	39.5

* Less than 0.1%.

(1)	Beneficial ownership of common stock includes the shares owned by each of Apollo Investment Fund IV, L.P. (“AIF”), Coyote Acquisition LLC (“Coyote I”) and Coyote Acquisition II LLC (“Coyote II” and together with Coyote I, “Coyote”) set forth in the above table. Coyote I is a Delaware limited liability company, the sole member of which is AIF, and Coyote II is a Delaware limited liability company, the sole member of which is Apollo Overseas Partners IV, L.P. (“AOP”). Each of AIF and AOP is a private investment fund, the general partner of which is Apollo Advisors IV, L.P. (“Advisors”) which is an affiliate of Apollo Management IV, L.P., the manager of Coyote I, Coyote II, AIF and AOP. Each of Advisors and Apollo Management IV, L.P. may be deemed the beneficial owner of the shares owned by AIF, Coyote I and Coyote II. The business address for Apollo Management IV, L.P., Coyote I, Coyote II, AIF, AOP and Advisors is c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, NY 10019. Each of Coyote I and Coyote II purchased shares of our common stock in the ordinary course of its business and, at the time of the purchase of our common stock, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(2)	The business address of APL Limited is 1111 Broadway, Oakland, CA 94607.

(3)	The business address of DB Capital Investors, L.P. is 31 West 52nd Street, 26th Floor, New York, NY 10019. DB Capital Investors, L.P. is an affiliate of Deutsche Bank Securities Inc., one of the representatives of the underwriters of our initial public offering. DB Capital Investors, L.P. purchased shares of our common stock in the ordinary course of its business and, at the time of the purchase of our common stock, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(4)	The business address of Pacer International Equity Investors, LLC is c/o CSFB Private Equity, Eleven Madison Avenue, 16th Floor, New York, NY 10010. Pacer International Equity Investors, LLC is an affiliate of Credit Suisse First Boston Corporation, one of the representatives of the underwriters of our initial public offering. Pacer International Equity Investors, LLC purchased shares of our common stock in the ordinary course of its business and, at the time of the purchase of our common stock, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(5)	Messrs. Harris, Gross, Spector, Becker and Hannan are each principals and/or employees of certain affiliates of Apollo Management IV, L.P. Accordingly, each such person may be deemed to beneficially own shares of common stock held by Apollo Management IV, L.P. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. With respect to Mr. Harris, the amount shown also includes 258,617 shares owned by DB Capital Investors, L.P., an affiliate of Deutsche Bank Securities Inc., and 129,308 shares owned by Pacer International Equity Investors, LLC, an affiliate of Credit Suisse First Boston Corporation, with respect to which Mr. Harris has been granted a voting proxy. The business address for Messrs. Harris, Gross, Becker and Hannan is c/o Apollo Management L.P., 1301 Avenue of the Americas, New York, NY 10019. The business address for Mr. Spector is c/o Apollo Management L.P., 1999 Avenue of the Stars, Suite 1900, Los Angeles, CA 90067.

(6)	The amounts shown include all shares held by entities affiliated with specific directors as described in note 5 above.

VOTING AGREEMENTS

Under a shareholders agreement, DB Capital Investors, L.P. and Pacer International Equity Investors, LLC have granted a voting proxy with respect to their 387,925 shares, or 1.1% of our shares of common stock, to Joshua J. Harris, a principal of Apollo Management which is an affiliate of our largest shareholder, and any additional successor proxyholder as may be appointed by the Coyote entities, coupled with the exclusive right to take all actions in such proxyholder’s sole and absolute discretion. This voting proxy will terminate upon the earlier of May 28, 2009 or such time that Coyote and its affiliates own less than 10% of our outstanding common stock on a fully diluted basis. Under a shareholders agreement entered into in connection with our May 1999 reorganization, members of management owning shares at the time of the reorganization have granted an irrevocable voting proxy to the other management shareholders upon the happening of certain events such as death or change in marital status.

EXECUTIVE COMPENSATION

The Summary Compensation Table sets forth information concerning the compensation paid by us for services rendered in the years indicated to our Chief Executive Officer and each of our four other most highly paid executive officers whose salary and bonus exceeded $100,000 in 2002. These five officers are referred to in this proxy statement as the “Named Executive Officers”.

Summary Compensation Table (1)

		Annual Compensation		Long Term Compensation
Name and Principal Position (a)	Year (b)	Salary (c)	Bonus (d)	Securities Underlying Options (e)	All Other Compensation (2) (f)
Donald C. Orris Chairman, President and Chief Executive Officer	2002 2001 2000	$303,828 $300,000 $300,000	$300,000 — $124,200	— — —	$5,500 $4,442 $5,250

Jeffrey R. Brashares Executive Vice President, Transportation Services	2002 2001 2000	$578,225 $572,000 —	— — —	— — —	$5,500 $2,625 —

Denis M. Bruncak Executive Vice President, Corporate Accounts and Relations	2002 2001 2000	$578,225 $572,000 —	— — —	— — —	$5,500 $2,625 —

Carl K. Kooyoomjian Vice Chairman	2002 2001 2000	$400,916 $189,137 —	— $180,000 —	— 200,000 —	$2,343 — —

C. Thomas Shurstad President – Wholesale Segment	2002 2001 2000	$270,000 — —	$185,000 — —	96,000 — —	$2,181 — —

(1)	Columns relating to “Restricted Stock Awards” and “LTIP Payouts” have been deleted because no compensation required to be reported in those columns was awarded to, earned by, or paid to the Named Executive Officers during the periods covered by such columns. The column for “Other Annual Compensation” has been deleted because the executives did not receive other compensation required to be reported in that column or in the case of perquisites, no executive received perquisites that exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus reported for that executive.

(2)	The amounts shown consist of the Company’s matching contributions to our 401(k) plan.

Option/SAR Grants in Last Fiscal Year

The following table lists the stock options granted to the Named Executive Officers during the 2002 fiscal year.

Individual Grants
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name and Principal Position	Number of Securities Underlying Options Granted	Percent of Total Options Granted In Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10% ($)
Donald C. Orris	—	—	—	—	—	—

Jeffrey R. Brashares	—	—	—	—	—	—

Denis M. Bruncak	—	—	—	—	—	—

Carl K. Kooyoomjian	—	—	—	—	—	—

C. Thomas Shurstad	96,000	23.1%	$15.00	1/16/2012	$905,608	$2,294,989

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning the options held by the Named Executive Officers as of December 27, 2002.

	Shares Acquired On Exercise		Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the- Money Options at Fiscal Year-End (1)
Name		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Donald C. Orris	None	None	93,334	106,666	$723,339	$826,662

Jeffrey R. Brashares	None	None	—	—	—	—

Denis M. Bruncak	None	None	—	—	—	—

Carl K. Kooyoomjian	None	None	120,000	—	$30,000	—

C. Thomas Shurstad	None	None	—	96,000	—	—

(1)	Based upon the fair market value of our common stock on December 27, 2002 of $12.75 per share.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS*

The Compensation Committee presents the following report on compensation for the Company’s executive officers. Actual compensation during 2002 for the Named Executive Officers has been set forth in the Summary Compensation Table and other tables preceding this report.

Our executive compensation policies and programs are designed to do the following:

•	Provide competitive pay systems that support the Company’s business strategies and help to attract, retain and motivate the people necessary to achieve these goals;
•	Focus our executives on achieving financial and operational goals tied to annual performance objectives; and
•	Align management and shareholder interests through stock option grants.

Our Board’s Compensation Committee considers management’s recommendations regarding compensation and approves overall compensation policies and forms of compensation for officers. In that regard, our Committee reviews and determines bonuses for our officers and other employees, and approves stock-based compensation for our officers, employees and consultants and administers our option plans.

The three components of individual executive officer compensation are base salary, an annual performance-based incentive bonus and potential stock option grants. Messrs. Orris, Shurstad and most other executive officers are compensated in accordance with the compensation policies for base salary, annual bonuses and potential stock options outlined in this report. The compensation of Messrs. Brashares, Bruncak and Kooyoomjian has been established under their respective employment agreements discussed in this proxy statement.

Base Salary.    Base salary levels are assigned to positions based on job responsibilities, the Company’s historical salary levels for that position and an informal review of salaries paid by similar enterprises for similarly situated employees. Salaries of certain executives have been established by negotiation at the time that the Company acquired the business owned or managed by the executive. In other cases, salaries were determined in negotiations to recruit certain highly qualified executives for key positions, after consideration of, with no specific weighting, the importance of the position being filled, the experience and background of the candidate, the level of compensation required to induce the executive to leave his or her current position and compensation paid historically to executives recruited for that position. In recent years, due to the difficult economic environment and efforts to conserve cash, Pacer has not implemented salary increases applicable to all employees generally.

Annual Incentives.    The annual bonus plan for 2002 in which most executives of the Company including Messrs. Orris and Shurstad participate requires strict achievement of quantitative criteria for determining whether bonuses will be paid at all. For any amounts to be paid under the 2002 bonus plan, the Company on a consolidated basis and each of its operating divisions on an individual basis must first achieve certain operating income targets developed through the Company’s annual budgeting process and previously approved by the Board. The Company also establishes in advance for each bonus plan participant a targeted bonus amount, which is a percentage of base salary generally determined by the employee’s title, and the relative weighting between divisional operating income performance and subjective individual performance, with divisional performance given a higher weighting for more senior positions.

If the Company meets its target on a consolidated basis and an operating division meets its target on a individual basis, then the executive officers and other employees of that division are eligible to receive performance bonuses, with the actual amount awarded being determined by the Committee or the Board in consultation with management after considering subjective individual performance and applying the methodologies established in advance. If the targeted operating income levels are exceeded, the Committee or the Board in consultation with management may award additional bonuses for selected individuals whose performance merits special recognition. If the Company meets its target on a consolidated basis, but an operating division fails to meet its individual target, a partial bonus allocation may be made for that division in the Committee’s or the Board’s discretion, taking into account relevant circumstances after discussion with the Company’s senior management.

For 2002, the Company and certain divisions exceeded their financial performance targets. Accordingly, bonuses were paid generally in accordance with individual employee targeted bonus percentages for those employees assigned to those operating divisions of the Company that met or exceeded their respective performance targets. Bonuses were not paid to employees assigned to the Company’s operating divisions that did not meet their respective performance targets.

Long Term Compensation.    Before our initial public offering in June 2002, options were granted to executives under the Pacer International, Inc. 1999 Stock Option Plan, as amended. In connection with the initial public offering, the 2002 Stock Option Plan was adopted. The purposes of these plans are to further our growth and success by permitting our officers, employees and consultants to acquire shares of our common stock, thereby increasing their personal interest in our growth and success and to provide a means of rewarding outstanding contributions by these persons.

Stock option grants are designed to link executive compensation to the Company’s share price over a multi-year performance period and to encourage executives to work toward established financial goals. Consistent with these goals, options granted under the 1999 Stock Option Plan before the initial public offering were divided into three tranches, Tranche A, Tranche B and Tranche C. Tranche A options vest in five equal installments on the grant’s first five anniversary dates, provided the employee remains in Pacer’s employ on each anniversary date. Tranche B and C options vest on the date of grant’s seventh anniversary date if the employee is employed by us on that date but may vest earlier over five years from the grant date if specified per share target values are attained. Options granted under the 2002

Stock Option Plan generally will vest in equal annual increments on the first five anniversaries of the grant date.

Under these stock option plans, stock options have generally been granted in a standard amount to all new managerial employees based on the employee’s salary level and title with the Company. Factors used to set the standard amounts of stock options included management’s and the Committee’s perception of (1) the incentive necessary to motivate individuals to join the Company, (2) the stock-based incentives provided by similarly-situated companies, and (3) the role and impact of the various management levels in achieving key strategic results. No specified weighting was applied to any of these considerations. During 2002, options were granted to executive officers in satisfaction of commitments made when the executives were hired.

Compensation of Messrs. Brashares, Bruncak and Kooyoomjian.    Messrs. Brashares and Bruncak were owners of Rail Van, Inc., a transportation logistics company, acquired by Pacer in December 2000, and their employment agreements in effect during 2002 were negotiated in the context of that acquisition. In setting base salary levels, the following factors, without specific weighting, were considered: the compensation paid to these officers before the acquisition, the duration of the employment agreements, the non-competition covenants agreed to by the executives and other negotiated points in connection with the Rail Van acquisition. Mr. Kooyoomjian’s salary was set during arms-length negotiations for his hiring and revised in connection with his later appointment to the position of Vice Chairman of the Company. The employment agreements with these executives as in effect during 2002 did not provide for any annual bonuses. The employment agreements with Messrs. Brashares and Bruncak also did not provide for any option grants. Mr. Kooyoomjian received a stock option grant in 2001 in accordance with his employment agreement.

Policies Relating to $1 Million Deduction Limit.    Section 162 of the Internal Revenue Code limits the deductibility for federal income tax purposes of annual compensation of the Named Executive Officers in excess of $1 million unless certain conditions are met. These conditions include that such compensation is based on the attainment, as certified by a committee of two or more outside directors, of pre-established, objective performance goals established in advance by this committee and paid under a plan approved by shareholders. The Compensation Committee intends to consider this limitation, among other factors, in making compensation decisions in the future.

Chief Executive Officer Compensation.    The employment agreement between the Company and Mr. Orris entered into in March 1997 established a base salary of $225,000, which has been subsequently raised to $300,000. This base salary was set by mutual agreement of the Company and Mr. Orris.

Mr. Orris’ target bonus opportunity is established at 60% of his base salary. This percentage was established before our initial public offering based on the bonus opportunity of the Company’s other executives and an informal review of bonuses paid by similar transportation companies. Since the Company exceeded its consolidated operating income target for 2002, and in consideration of other extraordinary performance factors, Mr. Orris received an annual bonus for 2002 of $300,000. No stock options were granted to Mr. Orris in 2002.

THE COMPENSATION COMMITTEE

Joshua J. Harris

  Bruce H. Spector

* The report of the Compensation Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PERFORMANCE GRAPH*

The following graph depicts a comparison of cumulative total shareholder returns for Pacer as compared to the Nasdaq Transportation Index and the Nasdaq Composite Index. The graph assumes the investment of $100 on June 12, 2002 (the date Pacer’s stock began trading on the NASDAQ National Market) through December 31, 2002.

Cumulative Shareholder Returns on $100 Invested

	6/12/02	6/30/02	7/31/02	8/31/02	9/30/02	10/31/02	11/30/02	12/31/02
Pacer	$100	$115	$105	$87	$76	$79	$86	$89
Nasdaq– Composite	$100	$96	$87	$87	$77	$88	$97	$88
Nasdaq– Transportation	$100	$103	$87	$82	$80	$87	$92	$92

* The performance graph is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

EMPLOYMENT AND RELATED AGREEMENTS

We have entered into an employment agreement with Donald C. Orris dated as of March 31, 1997, and amended on April 7, 1999. The agreement, as amended, had an initial term of two years that commenced on May 28, 1999, with automatic one-year renewals on each anniversary of the commencement date. The minimum annual base salary under the agreement is $225,000, subject to increase as agreed by our Board and Mr. Orris. In addition, during the term of the agreement Mr. Orris is entitled to receive an annual bonus in such amount, and subject to the satisfaction of such conditions, as our Board may determine. The agreement provides that if Mr. Orris’ employment is terminated for any reason, he would be entitled to receive the unpaid portion of his base salary through the termination date, reimbursement for expenses incurred before the termination date, and unpaid amounts earned before the termination date under benefit programs in which he participated before the termination. In addition, if his employment is terminated by the Company without “cause,” as defined in the agreement, he would be entitled to continue to receive his base salary for the number of months remaining in the term or, if greater, one year.

We have also entered into an amended and restated employment agreement dated as of March 1, 2003, with Jeffrey R. Brashares, which continues in effect until terminated upon notice from the Company or Mr. Brashares as provided in the agreement. The minimum annual base salary under the agreement is $250,000. For the years 2003 and 2004, Mr. Brashares is entitled to an annual fixed bonus of $322,000. For each subsequent year, Mr. Brashares is eligible for an annual performance bonus ranging up to 50% of his annual base salary subject to the satisfaction of Board approved performance criteria contained in our performance bonus plan for that year. The actual amount of the annual performance bonus for a given year, if any is granted, is set by the Board, and the performance bonus plan for any year may be changed from time to time by the Board. If Mr. Brashares’ employment is terminated for any reason, he would be entitled to receive the unpaid portion of his base salary through the termination date, reimbursement for expenses incurred before the termination date, and unpaid amounts earned before the termination date under benefit programs in which he participated before the termination. In addition, if his employment is terminated by the Company without “cause,” as defined in the agreement, he would be entitled to continue to receive his base salary and annual fixed bonuses through December 31, 2004, or, if such a termination occurs after that date, he would be entitled to continue to receive his base salary for a period of twelve months following the termination.

We have also entered into a new employment agreement dated as of March 1, 2003, with Denis M. Bruncak that has a term ending on December 31, 2004. The annual base salary under this agreement is $572,000, and there is no provision for an annual bonus. The agreement provides that if Mr. Bruncak’s employment is terminated for any reason, he would be entitled to receive the unpaid portion of his base salary through the termination date, reimbursement for expenses incurred before the termination date, and unpaid amounts earned before the termination date under benefit programs in which he participated before the termination. In addition, if his employment is terminated by the Company without “cause,” as defined in the agreement, he would be entitled to continue to receive his base salary through the end of the term of the agreement.

In addition, we have entered into an employment agreement with Carl K. Kooyoomjian dated September 30, 2002, that has a term ending on September 30, 2004. The base salary under this agreement is $400,000 per year. The agreement does not provide for annual bonuses. The agreement also provides that if Mr. Kooyoomjian’s employment is terminated for any reason, he would be entitled to receive the unpaid portion of his base salary through the termination date, reimbursement for expenses incurred before the termination date, and unpaid amounts earned before the termination date under benefit programs in which he participated before the termination. In addition, if his employment is terminated by the Company without “cause,” as defined in the agreement, he would be entitled to continue to receive his base salary through the end of the term of the agreement.

We have also entered into an employment agreement with C. Thomas Shurstad on January 16, 2002, which continues in effect until terminated upon notice from the Company or Mr. Shurstad as provided in the agreement. The agreement provides for a minimum annual base salary of $270,000, subject to increase by our Board. Under the agreement, Mr. Shurstad is eligible for an annual performance bonus ranging up to 50% of his annual base salary subject to the satisfaction of Board approved performance criteria contained in our performance bonus plan for that year. The actual amount of the annual performance bonus for a given year, if any is granted, is set by the Board, and the performance bonus plan for any year may be changed from time to time by the Board. If Mr. Shurstad’s employment is terminated for any reason, he would be entitled to receive the unpaid portion of his base salary through the termination date, reimbursement for expenses incurred before the termination date, and unpaid amounts earned before the termination date under benefit programs in which he participated before the termination. In addition, if his employment is terminated by the Company without “cause,” as defined in the agreement, he would be entitled to continue to receive his base salary for a period of two years following the termination.

All of the employment agreements include restrictive covenants for our benefit relating to the non-disclosure of our confidential business information and trade secrets; the disclosure, grant and assignment of inventions; and non-competition with regard to any business or activity that competes with us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Orris, who served on our Compensation Committee until June 2002, serves as a director of Quality Distribution, Inc., of which Mr. Finkbiner, one of our directors, is Chief Executive Officer and a director. No current member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Arrangements with APL Limited, One of Our Shareholders, and its Affiliates

Before our May 1999 recapitalization, the Company was a wholly owned subsidiary of APL Limited. In connection with the May 1999 recapitalization, we signed a number of long- term agreements with APL Limited which are discussed below. Immediately before our initial public offering in June 2002, APL Limited owned 5.4% of our outstanding common stock. The retired Chairman of the Board of Directors and Chief Executive Officer of APL Limited, Timothy J. Rhein, served as a director of the Company until his resignation on September 11, 2002. As of February 28, 2003, APL Limited owned 4.1% of our outstanding common stock.

Stacktrain Services Agreement.    We provide intermodal services to APL Limited under a stacktrain services agreement. In connection with this agreement, APL Limited agreed to tender to us all of its international shipments and containerized freight for United States or Canadian rail movement, and APL Automotive Logistics and APL Intermodal Management Services agreed to use their best efforts to deliver their business to us for handling. The intermodal services provided to APL Limited under the stacktrain services agreement include moving containers from ports to inland points, moving containers from inland points to ports, and repositioning empty containers and are performed on a cost reimbursement basis for an annual management fee of $6.6 million.

In addition, we receive compensation from APL Limited for the repositioning expense that APL Limited has avoided by using APL Limited’s containers in surplus locations. The total amount of revenue recognized in 2002 for these avoided repositioning services was $18.4 million, and as of December 27, 2002, $2.2 million was receivable from APL Limited.

We also provide services to the Automotive Division of APL Limited. These services include moving containers primarily in the U.S.-Mexico trade. The amount of revenue recognized for these services was $81.2 million in 2002. At December 27, 2002, $4.2 million was receivable from APL Limited for these services and $1.3 million was receivable from APL Limited for local drayage and miscellaneous charges.

The stacktrain services agreement expires in 2019. However, if the current agreement with Union Pacific Railroad Company (“UP”) or any successor railroad is extended beyond the term of the stacktrain services agreement or a new agreement is entered into with the UP or a successor railroad which extends beyond the term of the stacktrain services agreement, then the term of the stacktrain services agreement will be extended to be co-terminous with the term of such current or new agreement with the UP or a successor railroad.

Administrative Services Agreement.    We also have a long-term agreement with APL Limited for administrative services, including accounts payable, general ledger administration and office space and associated office services. We compensate APL Limited on a per transaction basis and a headcount basis, as applicable, and we have the right to audit, at our own expense, the total expenditures paid to APL Limited. For 2002, $1.0 million was paid for these services. We may terminate all or any portion of any service provided under the agreement on 90 days notice. Either party may terminate this agreement if the other party defaults on the performance of its material obligations and such default is not cured within thirty days. Upon expiration of the administrative services agreement, we will perform the services ourselves.

Information Technology Outsourcing and License Agreement.    APL Limited also provides us information technology services under a long-term agreement for an annual fee of $10.0 million, of which $3.4 million is subject to a 3% compound annual increase after May 2003. We are currently operating under an IT supplemental agreement, dated as of May 11, 1999, by and among APL Limited, Coyote I and us, which contemplates that we will enter into a final information technology outsourcing and license agreement. If any party so elects, the parties may enter into private mediation to finalize the information technology outsourcing and license agreement.

The IT supplemental agreement, under which we still operate, provides that APL Limited will, for a period of twenty years, provide us with all necessary software, licenses, facilities and personnel and related services necessary to conduct the stacktrain business as it is now being conducted and as it is enhanced under and during the term of the agreement. These services will, at a minimum, include the same level of services provided to us by APL Limited before our recapitalization. In accordance with the agreement, we have access to APL Limited’s proprietary software that is used to run the information systems through licenses granted to us by APL Limited. These rights will remain in place even after the agreement expires or terminates and regardless of the reason for termination. For the first five years, we are charged for costs related to increased usage of services only to the extent the increase exceeds specified growth levels for the Company and thereafter for all of our actual direct cost related to volume growth.

The IT supplemental agreement provides that we may terminate the agreement, (1) for our convenience at any point during the term, either in its entirety or on a system-by-system basis, by giving 120 days notice to APL Limited, or (2) by giving 30 days notice if APL Limited fails to meet specified performance standards, is in material breach of the agreement and fails to correct the breach in a timely fashion. The agreement is also terminable by APL Limited, but only if we fail to meet our payment obligations or are acquired by a competitor of APL Limited.

TPI Chassis Sublet and Equipment Agreement Supply Agreements.    Under a TPI chassis sublet agreement, APL Limited sublets chassis to us for use in the transport of international freight on the stacktrain network on behalf of international shippers other than APL Limited. These chassis are used in moving containers to and from ports and rail terminals.

The number of chassis to be sublet is determined according to a market plan which we deliver to APL Limited before each year during the term of the TPI chassis sublet agreement.

If our chassis requirements decrease from the current market plan allocation and APL Limited does not absorb the additional chassis into its own fleet, we are responsible for any early lease termination penalties incurred by APL Limited. If our need for chassis increases beyond the current market plan allocation, APL Limited will supply additional chassis to the extent they are available for our use.

The term of the TPI chassis sublet agreement is the same as the term of the stacktrain services agreement. If the TPI chassis sublet agreement is terminated before 2019, we may require APL Limited to assign the leases for all of the chassis covered under the agreement to us.

An equipment supply agreement sets forth the mechanics of the supply of containers and chassis from APL Limited to us for repositioning by us within the interior United States. The containers and chassis which are subject to the agreement are used by APL Limited in its international shipping operations. Specifically, the equipment supply agreement sets forth the underlying interchanges of possession and supply points and return locations for the repositioning of the containers and chassis. If we fail to reposition the equipment within the time frame specified in the agreement, we are charged $10 per day per container and $4.85 per day per chassis until repositioned. Under the equipment supply agreement, we are liable for the actual cost of repair for each damaged container and chassis if the cost exceeds $100. The equipment supply agreement has the same term as the stacktrain services agreement.

The amount paid to APL Limited for the lease and maintenance of the chassis was $3.4 million for 2002, and $0.4 million was payable to APL Limited for these services as of the 2002 fiscal year end.

Non-Competition Agreement.    Under a non-competition agreement, Neptune Orient Lines Limited, a Singapore corporation and the parent of APL Limited, APL Limited and their affiliates agreed not to compete with us, either through ownership of, participation in management of, or by lending their respective names to, any business involved in arranging stacktrain services for a period of ten years from May 28, 1999, the closing date of our recapitalization. Neptune Orient Lines, APL Limited and their affiliates further agreed to refrain from soliciting or recruiting any person employed by us as of the closing date of our recapitalization for a period of ten years.

Primary Obligation and Guaranty Agreement.    We are a party to a primary obligation and guaranty agreement dated March 15, 1999, with Neptune Orient Lines Limited, the parent of APL Limited. The primary obligation and guaranty agreement provides that, prior to an initial public offering by APL Limited or APL Bermuda Pte. Ltd., its affiliate, Neptune Orient Lines will be directly liable for all of APL Limited’s obligations under the agreements described above. Following an initial public offering of APL Limited or APL Bermuda Pte. Ltd., Neptune Orient Lines will guarantee any payments owed to us by APL Limited. Such guarantee is subject to the requirement that we first exhaust our rights to collect any guaranteed obligations from APL Limited, so long as the collection efforts against APL Limited, in our judgment or the judgment of Coyote I, do not prejudice in any manner the ability of Coyote I and us to collect on the guarantee, in which case we and Coyote I can proceed directly against Neptune Orient Lines. The primary obligation and guaranty agreement will terminate when all other agreements and all other guaranteed obligations are terminated or satisfied.

Coyote Acquisition LLC

Under a Plan of Reorganization between us and Coyote I, before our initial public offering of common stock, Coyote I contributed all of its assets to us in exchange solely for newly issued shares of our common stock. The assets of Coyote I consisted solely of 17,824,000 shares of our common stock. We issued 17,824,000 shares of our common stock to Coyote I in the transaction. The reorganization has no effect on the number of shares owned by Coyote I or Coyote I’s rights as a shareholder. As part of the plan of reorganization, Coyote I distributed 16,041,600 of these shares to its sole member, Apollo Investment Fund IV, L.P.

Exchange of Pacer Logistics Preferred Stock

Under a Share Exchange Agreement and Plan of Reorganization among us, Pacer Logistics and the holders of the Pacer Logistics preferred stock, the 22,348.44 shares of Pacer Logistics preferred stock were exchanged for 4,469,688 shares of our common stock in connection with our initial public offering, representing an exchange ratio of 200 shares of common stock for each share of Pacer Logistics preferred stock. In the exchange, Donald C. Orris received 465,850 shares of common stock. The exchange occurred on June 14, 2002. The common stock received in exchange for Mr. Orris’ preferred stock had a fair market value of $6,987,750 on that date, based on the $15 per share offering price of our common stock in our initial public offering which began on June 12, 2002.

Management Agreement with Apollo Management

We have entered into a management agreement with Apollo Management, an affiliate of our principal shareholder, for financial and strategic services as the Board may reasonably request. The annual fee which has been paid for these services in 2002 was $0.5 million.

Arrangements with Current Directors and Executive Officers

In connection with the acquisition of Rail Van, Inc., we assumed a lease that had been entered into by Rail Van with an entity associated with Messrs. Bruncak and Brashares and certain former shareholders of Rail Van. This lease commenced in April 2001. We made lease payments of $1.5 million during 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Exchange Act requires our executive officers and directors, and any persons owning more than 10% of a class of our stock, to file certain reports on ownership and changes in ownership with the SEC. Based on a review of copies of such reports we received and on written representations from certain reporting persons, we believe that during 2002, our executive officers and directors filed with the SEC on a timely basis all required reports relating to transactions involving our equity securities beneficially owned by them, with the exception of Messrs. Orris and Angeli who filed one late report each to report the conversion of the Pacer Logistics preferred stock for our common stock as disclosed in the prospectus for the initial public offering and Messrs. Rennard and Tague who filed one late report each upon becoming our directors in which report each new director reported that he did not own any shares of our common stock.

NOTICE OF SHAREHOLDER PROPOSALS

Shareholders who wish to include a proposal in our proxy statement and proxy card relating to the 2004 Annual Meeting should deliver a written copy of their proposal to our principal executive offices no later than November 25, 2003. Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in our proxy materials.

Except for shareholder proposals to be included in our proxy statement and proxy card, to be timely under our bylaws, any nomination for director and other proposal made by a shareholder must be received by the Company no earlier than November 25, 2003 and not later than December 25, 2003. If we change the date of the 2004 annual meeting of shareholders to be earlier than April 7, 2004 or later than July 6, 2004, we must receive notice of the shareholder nomination or proposal no earlier than 90 days before the actual meeting date nor later than 60 days before the actual meeting date or the tenth day after the date on which public announcement of the annual meeting is first made, whichever is later. Any shareholder notice nominating any person as a director or making a proposal must include certain additional information as specified in our bylaws.

The Company may solicit proxies in connection with next year’s annual meeting which confer discretionary authority to vote on any shareholder proposals or nominations of which the Company does not receive notice by February 8, 2004. All shareholder proposals and nominations should be sent to 2300 Clayton Road, Suite 1200, Concord, CA 94520, Attention: Corporate Secretary.

DELIVERY TO SHAREHOLDERS SHARING ADDRESS

Only one proxy statement and Annual Report has been delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will promptly deliver upon written or oral request a separate copy of this proxy statement or the Annual Report to a shareholder at a shared address to which a single copy was sent. Shareholders residing at a shared address who would like to request an additional copy of the proxy statement or Annual Report now or with respect to future mailings (or to request to receive only one copy of the proxy statement or Annual Report if multiple copies are being received) may write or call the Company’s Secretary, 2300 Clayton Road, Suite 1200, Concord, CA 94520, (925) 887-1400.

OTHER MATTERS

As of the date of this proxy statement, our Board does not anticipate that other matters will be brought before the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Holders of common stock are requested to complete, sign, and date the accompanying proxy card and promptly return it to our transfer agent in the enclosed addressed, postage paid envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph P. Atturio

Vice President, Controller and Secretary

Dated: March 24, 2003

APPENDIX A

CHARTER

OF THE AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS OF PACER INTERNATIONAL, INC.

AS ADOPTED BY THE BOARD

ON MAY 25, 2002

Article I

AUTHORITY

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Pacer International, Inc. (the “Corporation”) is established pursuant to Article IV, Section 2 of the Corporation’s Amended and Restated Bylaws, Section 4.1 of the Corporation’s Second Amended and Restated Bylaws to be effective upon the filing with the Secretary of State of the State of Tennessee of the Corporation’s Second Amended and Restated Charter and Section 48-18-206 of the Tennessee Business Corporation Act. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. The presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

Article II

PURPOSE OF THE COMMITTEE

The Committee’s purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries.

The Committee shall oversee the audit efforts of the Corporation’s independent accountants and internal auditors, if any, and, in that regard, shall take such actions as it may deem necessary to satisfy itself that the Corporation’s auditors are independent of management. It is the objective of the Committee to maintain free and open means of communications among the Board, the independent accountants, the internal auditors, if any, and the financial and senior management of the Corporation.

Article III

COMPOSITION OF THE COMMITTEE

(a)    Each member of the Committee shall be an “independent” director within the meaning of the Nasdaq rules and, as such, shall be free from any relationship, which in the opinion of the Board, may interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director and as a member of the Committee. Notwithstanding the foregoing, as permitted by the rules of the Nasdaq, under exceptional and limited circumstances, one director who does not meet certain of the criteria for “independent director” may be appointed to the Committee if the Board determines in its business judgment that membership on the Committee by such person is required by the best interests of the Corporation and its stockholders and the Corporation discloses in the next annual proxy statement, subsequent to the determination, the nature of such person’s relationship and the reasons for the Board’s determination. All members of the Committee shall be financially literate at the time of their election to the Committee or shall become financially literate within a reasonable period of time after their appointment to the Committee. “Financial literacy” shall be determined by the Board in the exercise of its business judgment, and shall include an ability to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or senior officer with financial oversight responsibilities, as such qualification may be determined in the business judgment of the Board. Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm.

(b)    At such times as may be required by the rules of the Nasdaq, the Committee shall ensure that the Corporation provides the Nasdaq with written confirmation regarding:

(i)    Any determination that the Board has made regarding the independence of the Committee members;

(ii)    The financial literacy of the Committee members;

(iii)    The determination that at least one of the Committee members has accounting or related financial management expertise;

(iv)    The annual review and reassessment of the adequacy of the Committee’s charter; and

(v)    Such other matters as may be required by the rules of the Nasdaq.

Article IV

MEETINGS OF THE COMMITTEE

The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. As part of its purpose to foster open communications, the Committee shall meet periodically (but no less often than annually) with management, the head of the internal auditing department, if any, the Corporation’s general counsel, if any, and the Corporation’s independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. In addition, the Committee will meet or confer with the independent accountants and management quarterly to review the Corporation’s periodic financial statements prior to their filing with the Securities and Exchange Commission (“SEC”). The Chairman should work with the Chief Financial

Officer and management to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to the Committee’s activities and provide copies of such meetings and records to the Board.

Article V

DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The Committee should review and reassess annually the adequacy of the Committee’s charter and recommend any proposed changes to the Board for approval. The charter must specify: (1) the scope of the Committee’s responsibilities and how it carries out those responsibilities, including structure, process and membership requirements, (2) the ultimate accountability of the Corporation’s independent auditors to the Board and the Committee, (3) the responsibility of the Committee and the Board for the selection, evaluation and, where appropriate, replacement of the Corporation’s independent auditors, and (4) that the Committee is responsible for ensuring that the Corporation’s independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and the Corporation, consistent with Independence Standards Board Standard No. 1 (as it may be modified or supplemented), and that the Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board take appropriate action to oversee the independence of the independent auditors.

While there is no “blueprint” to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

5.1    Selection and Evaluation of Auditors.

(a)    Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;

(b)    Review and approve the Corporation’s independent auditor’s annual engagement letter, including the proposed fees contained therein;

(c)    Review the performance of the Corporation’s independent auditors and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

(d)    Oversee the independence of the Corporation’s independent auditors by, among other things:

(i)    requiring the independent auditors to deliver to the Committee on a periodic basis (but no less often than annually) a formal written statement delineating all relationships between the independent auditors and the Corporation;

(ii)    reviewing and discussing periodically (but no less often than annually) with the independent auditors the requirements of Section 2-01 of Regulation S-X and Section 600 of Codification of Financial Reporting Policies of the SEC to determine whether there exists any relationship or arrangement which would cause the independent auditors to not be independent as required by the rules of the SEC; and

(iii)    actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action to satisfy itself of the auditors’ independence;

(e)    Instruct the Corporation’s independent auditors that they are ultimately accountable to the Committee and the Board, and that the Committee and the Board are responsible for the selection (subject to shareholder approval if determined by the Board), evaluation and termination of the Corporation’s independent auditors.

5.2    Oversight of Annual Audit and Quarterly Reviews.

(a)    Review, discuss with the independent auditors and, if appropriate, accept the annual audit plan of the Corporation’s independent auditors, including the scope of audit activities, and monitor such plan’s progress and results during the year;

(b)    Confirm through private discussions with the Corporation’s independent auditors and the Corporation’s management that no restrictions are being placed on the scope of the independent auditors’ work;

(c)    Review and discuss with the independent auditors and management the results of the year-end audit of the Corporation, including (as applicable);

(i)    the audit report, the published financial statements, the management representation letter, the “Memorandum Regarding Accounting Procedures and Internal Control” or similar memorandum prepared by the Corporation’s independent auditors, and other pertinent reports and management’s responses concerning such memoranda or reports;

(ii)    the independent auditors’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied to financial reporting;

(iii)    the methods used to account for significant unusual transactions;

(iv)    the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

(v)    management’s process for formulating sensitive accounting estimates and the reasonableness of these estimates;

(vi)    significant recorded and unrecorded audit adjustments and the reasons therefor;

(vii)    any disagreements and any other material accounting issues among management, the Corporation’s internal auditing department, if any, and the independent auditors; and

(viii)    other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent auditors; such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation’s financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body;

(d)    Review with management and the Corporation’s independent auditors the Corporation’s interim financial statements to be included in Quarterly Reports on Form 10-Q prior to the filing thereof with the SEC, including the results of the interim financial statements;

(e)    Review with management and the Corporation’s independent auditors the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures; and

(f)    Review and discuss with management and the Corporation’s independent auditors (i) any significant financial or non-financial arrangements of the Corporation which do not appear on the financial statements of the Corporation and (ii) any transactions or courses of dealings with parties related to the Corporation which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements, transactions or courses of dealing are relevant to an understanding of the Corporation’s financial statements, financial condition, results of operations or cash flows.

5.3    Oversight of Financial Reporting Process and Internal Controls.

(a)    Discuss the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures with the Corporation’s independent auditors and management of the Corporation;

(b)    Discuss with management and the Corporation’s independent auditors the Corporation’s operational and accounting internal controls, including controls and security of the computerized information systems, and consider whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

(c)    Review and discuss with management and the independent auditors any reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control;

(d)    Receive periodic reports from the Corporation’s independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board or the SEC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation or its financial statements;

(e)    Review and discuss with management and the independent auditors reports prepared by management and the independent auditors of significant financial reporting and accounting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including the selection, application and disclosure of critical accounting policies and analyses of the effect of alternative assumptions, estimates or methods on the Company’s financial statements; and

(f)    Discuss any significant changes to the Corporation’s accounting principles and any items required to be communicated by the independent auditors in accordance with Statement of Auditing Standards No. 61 (as it may be modified or supplemented) as part of the independent auditors quarterly review. The Chairman of the Committee may represent the entire Audit Committee for purposes of this review.

5.4    Internal Audit Department.

(a)    Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, if any, as needed;

(b)    Review the appointment, performance, and replacement of the senior internal audit executive, if any; and

(c)    Review and discuss with management and, as necessary, the independent auditors significant reports prepared by the internal audit department, if any, together with management’s response and follow-up to these reports.

5.5    Other Matters.

(a)    Meet periodically (but no less often than annually) with the general counsel, if any, and outside counsel when appropriate, to review and discuss legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;

(b)    Prepare a report to be included in each annual proxy statement (or, if not previously provided during the fiscal year, any other proxy statement or consent statement relating to the election of directors) of the Corporation which states, among other things, whether:

(i)    the Committee has reviewed and discussed with management the audited financial statements to be included in the Corporation’s Annual Report on Form 10-K;

(ii)    the Committee has discussed with the Corporation’s independent auditors the matters that the auditors are required to discuss with the Committee by Statements on Auditing Standard No. 61 (as it may be modified or supplemented);

(iii)    the Committee has received the written disclosures and the letter from the Corporation’s independent auditors required by Independence Standards Board Standard No. l, as it may be modified or supplemented, and has discussed with the independent auditors their independence; and

(iv)    based on the review and discussions described in subsections (i), (ii) and (iii) above, the Committee has recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC;

(v)    Include in the report referred to in Section 5.5(b) above a statement as to whether the Committee has considered whether the provision by the independent auditors of information technology services referred to in Section 2-01(c)(4)(ii) of Regulation S-X and other non-audit services to the Corporation is compatible with maintaining the independent auditors’ independence;

(c)    Review and reassess periodically (but no less often than annually) the Corporation’s policies relating to the avoidance of conflicts of interest and review past or proposed transactions between the Corporation and members of management as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Corporation’s independent auditors;

(d)    Review and reassess periodically (but no less often than annually) (i) the Corporation’s Statement of Policy Concerning Securities Trading, Conflicts of Interest and Other Matters, as the same may be amended from time to time (the “Statement of Policy”) and recommend any proposed changes to the Board for approval, and (ii) the Corporation’s program to monitor compliance with the Statement of Policy; and meet periodically (but no less often than annually) with the Corporation’s compliance officer and general counsel, if any, to discuss compliance with the Statement of Policy;

(e)    Obtain from the independent auditors any information pursuant to Section 10A of the Securities Exchange Act of 1934, as amended;

(f)    Periodically perform self-assessment of Committee performance;

(g)    Review the Corporation’s financial and accounting personnel succession planning;

(h)    Periodically review (but no less often than annually) policies and procedures as well as audit results associated with directors’ and officers expense accounts and perquisites. Periodically review (but no less often than annually) a summary of director and officers’ related party transactions and potential conflicts of interest;

(i)    Review with management, including the general counsel, if any, and the Corporation’s independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Corporation’s financial statements, accounting or financial policies, practices or procedures, or internal controls;

(j)    Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose;

(k)    Review with management and the Corporation’s independent auditors prior to issuance, all earnings releases relating to the Corporation’s annual or quarterly results of operations; and

(l)    Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

5.6    With respect to the duties and responsibilities listed above, the Committee should:

(a)    Report regularly to the Board on its activities, as appropriate;

(b)    Exercise reasonable diligence in gathering and considering all material information;

(c)    Understand and weigh alternative courses of conduct that may be available;

(d)    Focus on weighing the benefit versus harm to the Corporation and its stockholders when considering alternative recommendations or courses of action;

(e)    If the Committee deems it appropriate, secure independent expert advice and understand the expert’s findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and

(f)    Provide management, the Corporation’s independent auditors and internal auditors, if any, with appropriate opportunities to meet privately with the Committee.

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While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to make the final determinations with respect to disagreements, if any, between management and the independent auditors or to ensure that the Corporation complies with all laws and regulations and its Statement of Policy.

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PACER INTERNATIONAL, INC.

2300 Clayton Road, Suite 1200

Concord, California 94520

ANNUAL MEETING OF SHAREHOLDERS – MAY 6, 2003

The undersigned shareholder of Pacer International, Inc. (the “Company”) hereby appoints Lawrence C. Yarberry and Joseph P. Atturio, and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote all of the common stock of the Company held in the undersigned’s name on its books as of March 6, 2003, at the Annual Meeting of Shareholders to be held at the Hilton New York, 1335 Avenue of the Americas, New York, New York 10019 at 1:00 p.m. on Tuesday, May 6, 2003 or any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including all matters described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement dated March 24, 2003, subject to any directions noted on the reverse side of this card. If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxyholders will vote for election of a substitute nominee proposed by management.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR Proposals 1, 2 and 3. Should any other matter requiring a vote of the shareholders arise, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

IMPORTANT: PLEASE SIGN AND DATE ON REVERSE

PROPOSAL 1.    Election of Directors:

☐    FOR all nominees listed below (except as marked to the contrary below)

☐    WITHHOLD Authority to vote for all nominees listed below

Donald C. Orris               (INSTRUCTION: To withhold authority to vote for any individual

Robert S. Rennard           nominee, write the name(s) of such nominee(s) below.)

John P. Tague

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL 2.    Ratification of the Appointment of Independent Accountants:

☐     FOR ratification of the appointment    ☐    AGAINST ratification of the appointment    ☐    ABSTAIN

         of the independent accountants                    of the independent accountants

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT ACCOUNTANTS.

PROPOSAL 3.    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

Signature(s)

Please sign exactly as your name appears on your stock certificate. Joint owners should each sign personally. A corporation should sign the full corporate name by duly authorized officer and affix corporate seal. A partnership should sign the full partnership name by a duly authorized person. When signing as an attorney, executor, administrator or guardian, please give full title as such.

Date:

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY

USING THE ENCLOSED ENVELOPE.